EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS SECOND QUARTER 2012 RESULTS

CHESTER, WV – August 9, 2012 – MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 Highlights

•                  The June 1st opening of the video lottery terminal (“VLT”) gaming facility at Scioto Downs with 1,787 VLTs, which added approximately 700 new jobs in the Columbus area.

•                  Net revenue growth of 7.8%, including revenue of $12.6 million at Scioto Downs.

•                  Adjusted EBITDA from continuing operations for the second quarter of 2012 was $23.0 million, an increase of 8.1% from the prior-year period, excluding $2.2 million of project-opening costs in the second quarter of 2012 and $1.8 million received from a mineral rights lease bonus payment in the second quarter of 2011.

“The second quarter was a historic one for MTR Gaming as we opened our new VLT facility at Scioto Downs on June 1st, and we are encouraged by the initial performance of this first-class property,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “Overall, we were pleased with our second quarter revenues and adjusted EBITDA results.  Additionally, we recently completed the second phase of our expansion at Scioto Downs, which provides for an additional 329 VLTs (which increased the total VLTs to 2,116), a buffet with approximately 300 seats and a sports bar for patrons to enjoy.”

For the second quarter of 2012, the Company’s total net revenues were $119.1 million, an increase of 7.8% compared to $110.5 million in the same period of 2011.  Excluding $2.2 million in project-opening costs in the second quarter of 2012 and $1.8 million received from a mineral rights lease bonus payment in the second quarter of 2011, adjusted EBITDA from continuing operations in the second quarter of 2012 was $23.0 million, an increase of 8.1% from the prior-year period, and the adjusted EBITDA from continuing operations margin was 19.3% for both the current and prior-year periods.

The Company reported a loss from continuing operations of $2.1 million for the quarter, or $0.08 per diluted share, compared to income from continuing operations of $2.3 million, or $0.08 per diluted share, in the same period of 2011.  Excluding $2.2 million of project-opening costs related to the opening of the VLT facility at Scioto Downs, second quarter 2012 income from continuing operations would have been $0.1 million.  Income from continuing operations was also affected by a $3.0 million increase in interest expense during the second quarter of 2012 (associated with the Company’s debt refinancing in the third quarter of 2011).

Net revenues at Mountaineer Casino, Racetrack & Resort increased 2.0% to $58.7 million in the second quarter of 2012 compared to $57.5 million (which includes $1.8 million received from a mineral rights lease bonus payment) in the second quarter of 2011.  Revenues from slots increased by $4.2 million compared to the same quarter of 2011; however, revenues from table gaming at Mountaineer decreased by $1.3 million compared to the prior-year period.  The decrease in table gaming revenues was primarily attributable to increased competition from the new casino in Cleveland, Ohio. The property saw adjusted EBITDA decrease to $12.3 million from $13.6 million in the comparable quarter of 2011, while the adjusted EBITDA margin at Mountaineer decreased to 21.0% compared to 23.6% in the prior-year quarter.  Excluding the mineral rights lease bonus payment in the second quarter of 2011, adjusted EBITDA in the second quarter of 2012 increased 5.0% from the prior-year period and the adjusted EBITDA margin was down 10 basis points from the comparable period.

Net revenues at Presque Isle Downs & Casino decreased 8.2% to $47.8 million during the second quarter of 2012 compared to $52.1 million during the second quarter of 2011.  Revenues from slots decreased by $3.8 million compared to the same quarter of 2011, and revenues from table gaming at Presque Isle Downs decreased by $0.3 million compared to the prior-year period. The property generated adjusted EBITDA of $9.9 million compared to $12.2 million in the same quarter of 2011, with the adjusted EBITDA margin decreasing to 20.7% compared to 23.3% in the prior-year period. The decrease in net revenues and Adjusted EBITDA for the second quarter of 2012 was primarily attributable to increased competition from a new casino in Ohio.

Net revenues at Scioto Downs were $12.6 million during the second quarter of 2012 compared to $0.9 million during the second quarter of 2011.  The property generated adjusted EBITDA of $1.7 million compared to a loss of $0.4 million in the same quarter of 2011.  The adjusted EBITDA margin for the second quarter of 2012 was 13.5%.  The increase in net revenues and adjusted EBITDA for the second quarter of 2012 was attributable to the opening of the VLT facility on June 1, 2012.

Corporate overhead costs totaled $3.2 million during the second quarter of 2012 compared to $2.2 million in the prior-year period, with the increase due primarily to additional compensation-related expenses.

For the first half of 2012, MTR’s total net revenues increased 8.7% to $227.1 million from $208.9 million in the first half of 2011.  Adjusted EBITDA from continuing operations increased 4.8% to $41.2 million (including $2.5 million of project-opening costs) from $39.4 million (including $1.8 million received from a mineral rights lease bonus payment) in the same period last year.  The 2012 year-to-date loss from continuing operations was $5.3 million, or $0.19 per diluted share, and included $2.5 million of project-opening costs, $3.0 million of incremental interest expense associated with the Company’s debt refinancing in the third quarter of 2011, and approximately $1.3 million attributable to additional valuation allowances on deferred tax assets.  In the same period last year, the Company reported a loss from continuing operations of $2.9 million, or $0.10 per diluted share, which included income tax expense of approximately $1.4 million attributable to additional valuation allowances on deferred tax assets.

See attached tables, including a reconciliation of net income (loss), a GAAP financial measure, to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, non-GAAP financial measures.

Balance Sheet and Liquidity

As of June 30, 2012, MTR had $93.6 million in cash and cash equivalents, $32.5 million of funds that are held for further construction of the VLT facility at Scioto Downs, and $552.8 million in total debt, net of discount.  In addition, the Company has $20 million available for borrowing under its revolving credit facility.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, other regulatory gaming assessment costs, loss on asset impairment, loss on debt modification and extinguishments and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of adjusted EBITDA divided by net revenues. Adjusted EBITDA and adjusted EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), are unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or operating margin as indicators of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA and adjusted EBITDA margin have been presented as supplemental disclosures because they are widely used measures of performance and basis’ for valuation of companies in our industry. Management of the Company uses adjusted EBITDA and adjusted EBITDA margin as primary measures of the Company’s operating performance and as components in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Moreover, other companies that provide EBITDA and/or adjusted EBITDA information may calculate EBITDA and/or adjusted EBITDA differently than we do. A reconciliation of GAAP net income (loss) to adjusted EBITDA, as well as the calculation of adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (888) 599-8691.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #6598418).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EDT on Thursday, August 16, 2012 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 6598418.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the successful operation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer, Presque Isle Downs and Scioto Downs (including casino gaming and video lottery terminals in Ohio), the successful integration and operation of video lottery terminals at Scioto Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate (including the implementation of casino gaming in Cleveland and Columbus, Ohio and the implementation of video lottery terminals at racetracks in Ohio), changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to maintain or improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Revenues:
Gaming	$107,503	$97,634	$207,644	$188,580
Pari-mutuel commissions	3,364	3,293	4,523	4,379
Food, beverage and lodging	8,786	8,164	16,660	15,317
Other	2,612	4,223	4,558	5,762
Total revenues	122,265	113,314	233,385	214,038
Less promotional allowances	(3,148)	(2,796)	(6,318)	(5,182)
Net revenues	119,117	110,518	227,067	208,856

Operating expenses:
Expenses of operating departments:
Gaming	65,250	60,153	127,376	117,154
Pari-mutuel commissions	3,351	3,404	4,915	5,194
Food, beverage and lodging	6,734	5,899	12,508	11,342
Other	1,893	1,734	3,238	2,989
Marketing and promotions	3,708	2,916	6,781	6,238
General and administrative	15,123	13,287	28,320	26,582
Project opening costs	2,237	7	2,496	7
Depreciation	5,861	6,981	12,099	14,054
Loss (gain) on the sale or disposal of property	1	(197)	(4)	(196)
Total operating expenses	104,158	94,184	197,729	183,364

Operating income	14,959	16,334	29,338	25,492

Other income (expense):
Interest income	54	8	134	16
Interest expense	(16,395)	(13,364)	(33,415)	(26,732)

(Loss) income from continuing operations before income taxes	(1,382)	2,978	(3,943)	(1,224)
Provision for income taxes	(718)	(716)	(1,348)	(1,647)

(Loss) income from continuing operations	(2,100)	2,262	(5,291)	(2,871)

Discontinued operations:
Loss from discontinued operations before income taxes	(255)	—	(255)	—
Provision for income taxes	—	—	—	—
Loss from discontinued operations	(255)	—	(255)	—

Net (loss) income	$(2,355)	$2,262	$(5,546)	$(2,871)

Net (loss) income per share - basic:
(Loss) income from continuing operations	$(0.08)	$0.08	$(0.19)	$(0.10)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net (loss) income	$(0.09)	$0.08	$(0.20)	$(0.10)

Net (loss) income per share - diluted:
(Loss) income from continuing operations	$(0.08)	$0.08	$(0.19)	$(0.10)
Loss from discontinued operations	(0.01)	—	(0.01)	—
Net (loss) income	$(0.09)	$0.08	$(0.20)	$(0.10)

Weighted average number of shares outstanding:
Basic	27,984,595	27,800,392	27,972,318	27,759,050
Diluted	27,984,595	27,869,684	27,972,318	27,759,050

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Net revenues:
Mountaineer Casino, Racetrack & Resort	$58,671	$57,493	$117,646	$108,904
Presque Isle Downs & Casino	47,797	52,089	96,673	98,904
Scioto Downs	12,637	914	12,715	1,005
Corporate	12	22	33	43
Consolidated net revenues	$119,117	$110,518	$227,067	$208,856

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$12,322	$13,573	$25,082	$22,848
Presque Isle Downs & Casino	9,880	12,150	20,715	22,085
Scioto Downs	1,709	(435)	977	(917)
Corporate	(3,149)	(2,170)	(5,533)	(4,666)
Consolidated Adjusted EBITDA from continuing operations	$20,762	$23,118	$41,241	$39,350

Adjusted EBITDA from discontinued operations	(255)	—	(255)	—

Consolidated Adjusted EBITDA	$20,507	$23,118	$40,986	$39,350

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Adjusted EBITDA from continuing operations:

Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$9,512	$10,790	$19,472	$16,938
Interest expense	—	8	—	18
Depreciation	2,810	2,974	5,615	6,090
Gain on the sale or disposal of property	—	(199)	(5)	(198)
Adjusted EBITDA from continuing operations	$12,322	$13,573	$25,082	$22,848
Net revenues	$58,671	$57,493	$117,646	$108,904
Adjusted EBITDA margin	21.0%	23.6%	21.3%	21.0%

Presque Isle Downs & Casino:
Income from continuing operations	$7,367	$7,631	$14,513	$12,885
Interest (income) expense, net	(5)	2	(29)	6
Provision for income taxes	626	713	1,253	1,637
Depreciation	1,950	3,802	5,169	7,555
Other regulatory gaming assessments	(59)	—	(192)	—
Loss on the sale or disposal of property	1	2	1	2
Adjusted EBITDA from continuing operations	$9,880	$12,150	$20,715	$22,085
Net revenues	$47,797	$52,089	$96,673	$98,904
Adjusted EBITDA margin	20.7%	23.3%	21.4%	22.3%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Adjusted EBITDA from continuing operations (continued):

Scioto Downs:
Income (loss) from continuing operations	$1,397	$(634)	$692	$(1,316)
(Capitalized interest) interest expense	(892)	7	(1,120)	15
Provision for income taxes	114	—	114	—
Depreciation	1,090	192	1,291	384
Adjusted EBITDA from continuing operations [1]	$1,709	$(435)	$977	$(917)
Net revenues	$12,637	$914	$12,715	$1,005
Adjusted EBITDA margin	13.5%	N/A	7.7%	N/A

Corporate:
Loss from continuing operations	$(20,376)	$(15,525)	$(39,968)	$(31,378)
Interest expense, net of interest income	17,238	13,339	34,430	26,677
(Benefit) provision for income taxes	(22)	3	(19)	10
Depreciation	11	13	24	25
Adjusted EBITDA from continuing operations	$(3,149)	$(2,170)	$(5,533)	$(4,666)

Consolidated:
(Loss) income from continuing operations	$(2,100)	$2,262	$(5,291)	$(2,871)
Interest expense, net of interest income and capitalized interest	16,341	13,356	33,281	26,716
Provision for income taxes	718	716	1,348	1,647
Depreciation	5,861	6,981	12,099	14,054
Other regulatory gaming assessments	(59)	—	(192)	—
Loss (gain) on the sale or disposal of property	1	(197)	(4)	(196)
Adjusted EBITDA from continuing operations [1]	$20,762	$23,118	$41,241	$39,350
Net revenues	$119,117	$110,518	$227,067	$208,856
Adjusted EBITDA margin	17.4%	20.9%	18.2%	18.8%

Adjusted EBITDA from discontinued operations:

Loss from discontinued operations	$(255)	$—	$(255)	$—
Provision for income taxes	—	—	—	—
Adjusted EBITDA from discontinued operations	$(255)	$—	$(255)	$—

[1]         Adjusted EBITDA from continuing operations for the three and six months ended June 30, 2012, included project-opening costs of $2,237,000 and $2,496,000, respectively, related to video lottery gaming operations at Scioto Downs which commenced June 1, 2012. Additionally, Adjusted EBITDA from continuing operations for the three and six months ended June 30, 2011, included a mineral rights lease bonus payment that was received by Mountaineer in the amount of $1,840,000.

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30	December 31
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$93,579	$85,585
Restricted cash	2,427	1,146
Accounts receivable, net of allowance for doubtful accounts of $361 in 2012 and $383 in 2011	4,309	4,554
Amounts due from West Virginia Lottery Commission	432	122
Inventories	3,958	3,503
Deferred financing costs	1,641	1,622
Deferred income taxes	496	494
Prepaid expenses and other current assets	7,080	5,366
Total current assets	113,922	102,392

Property and equipment, net	385,487	299,579
Funds held for construction project	32,481	130,114
Other intangible assets	135,577	85,577
Deferred financing costs, net of current portion	9,228	9,919
Deposits and other	1,902	1,902
Non-operating real property	11,207	11,207
Assets of discontinued operations	181	181
Total assets	$689,985	$640,871

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,343	$1,461
Accounts payable - gaming taxes and assessments	7,167	8,854
Accrued payroll and payroll taxes	4,200	3,872
Accrued interest	27,233	27,072
Accrued income taxes	574	958
Other accrued liabilities	12,194	10,741
Construction project and equipment liabilities	24,677	3,732
License fee payable	25,000	—
Liabilities of discontinued operations	451	223
Total current liabilities	105,839	56,913

Long-term debt	552,817	548,933
Other regulatory gaming assessments	4,976	5,408
Long-term compensation	501	242
Deferred income taxes	12,415	11,048
Total liabilities	676,548	622,544

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	63,444	62,804
Accumulated deficit	(49,834)	(44,288)
Accumulated other comprehensive loss	(388)	(404)
Total stockholders’ equity of MTR Gaming Group, Inc.	13,222	18,112
Non-controlling interest of discontinued operations	215	215
Total stockholders’ equity	13,437	18,327
Total liabilities and stockholders’ equity	$689,985	$640,871

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